Filed pursuant to Rule 433
Registration Nos.: 333-155765, 333-155765-01, 333-155765-02 and 333-155765-03

Free Writing Prospectus, dated October 24, 2011 American Express Credit Account Master Trust Issuing Entity

SERIES 2008-4

$33,438,000 Class B Floating Rate Asset Backed Certificates

American Express Receivables Financing Corporation II
American Express Receivables Financing Corporation III LLC
American Express Receivables Financing Corporation IV LLC
Depositors and Transferors

American Express Travel Related Services Company, Inc.
Servicer

American Express Centurion Bank
American Express Bank, FSB
Sponsors
The depositors and transferors have prepared a preliminary prospectus supplement dated October 24, 2011 and prospectus dated October 24, 2011 which describe the Class B certificates offered thereby. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the Class B certificates.
Ratings
As of October 24, 2011, the Class B certificates have the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors	Standard & Poor’s
	Service, Inc.	Ratings Services
Class B certificates	A2	AA+

Underwriter of the Class B certificates
BofA Merrill Lynch
The depositors and transferors have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-155765) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositors, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositors and the transferors, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-800-294-1322 or by emailing dg.Prospectus_Requests@baml.com.